Exhibit 4.1
AMENDMENT
TO
RIGHTS AGREEMENT
     This AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”) is entered into as of the 28th day of May, 2010, between PHH Corporation, a Maryland corporation (the “Company”), and The Bank of New York Mellon (formerly known as “The Bank of New York”), a New York banking corporation, (the “Rights Agent”). Capitalized terms used herein and not defined shall have the meanings specified in the Rights Agreement (as defined below).
RECITALS
     WHEREAS, pursuant to that certain Rights Agreement dated as of January 28, 2005 between the Company and The Bank of New York (the “Rights Agreement”), the Board of Directors of the Company (the “Board”) on January 27, 2005 (i) authorized and declared a dividend distribution of one right (a “Right”) for each share of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) outstanding immediately following the distribution on January 31, 2005 by Cendant Corporation (“Cendant”) to its stockholders of all the outstanding shares of Common Stock, each Right representing the right to purchase one one-hundredth (0.01) of a share of Series A Junior Participating Preferred Stock of the Company upon the terms and subject to the conditions set forth in the Rights Agreement, and (ii) further authorized the issuance of one Right with respect to each share of Common Stock that shall become outstanding between the Record Date and the earlier of the Distribution Date and the Expiration Date (as such terms are defined in the Rights Agreement) and in certain circumstances after the Distribution Date;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Distribution Date, the Company may amend any provision of the Rights Agreement;
     WHEREAS, to the knowledge of the Board, there has been no occurrence of the Distribution Date;
     WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, to amend the Final Expiration Date to be May 28, 2010, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement, as set forth herein;
     WHEREAS, the Company has delivered an appropriate certificate as described in Section 27 of the Rights Agreement to the Rights Agent;
     WHEREAS, all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.
     NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent hereby agree as follows:

1. Expiration Date.
     Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:
Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii), Section 23 and Section 24(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate contained therein duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share of Preferred Stock (or following the occurrence of a Triggering Event, Common Stock, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) 5:00 P.M., New York City time, on May 28, 2010 (such time and date, as it may be extended by the Board, the “Final Expiration Date”) or (ii) the time at which all of the Rights are redeemed or exchanged as provided in Section 23 or Section 24 hereof, respectively (the earliest of (i) or (ii) being herein referred to as the “Expiration Date”).
2. Section 26.
     Section 26 is amended by replacing the address of the Rights Agent with the following address:
BNY Mellon Shareowner Services
480 Washington Blvd.
Jersey City, New Jersey 07310
Attention: Relationship Manager

with a copy to:

Mellon Investor Services LLC
Newport Office Center VII
480 Washington Blvd.
Jersey City, New Jersey 07310
Attention: Legal Department
3. Severability.
     If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that, if such excluded provision shall affect the rights, immunities, duties or obligations of the Rights Agent hereunder, the Rights Agent shall be entitled to resign immediately.
4. Governing Law.
     This Amendment shall be deemed to be a contract made under the laws of the State of Maryland (excluding the choice of law provisions) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that the rights and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.
5. Counterparts.
     This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
6. Effect of Amendment.
     Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:	PHH CORPORATION
	By:	/s/ William F. Brown
William F. Brown
Senior Vice President, General Counsel and Corporate Secretary

Attest:	THE BANK OF NEW YORK MELLON
	By:	/s/ Christopher T. Coleman
Christopher T. Coleman
Vice President